Exhibit 4.2

THIRD AMENDMENT AND WAIVER AGREEMENT

This THIRD AMENDMENT AND WAIVER AGREEMENT (this “Third Amendment”) is made and entered into effective as of July 29, 2026 (the “Effective Date”), by and between Game Your Game, Inc., a Delaware corporation (the “Company” or “Maker”), and Grafiti LLC (the “Holder” or “Payee”).

RECITALS

WHEREAS, the Company issued to the Holder that certain Promissory Note, dated December 28, 2024, in the original maximum principal amount of $2,500,000 (the “Original Note”);

WHEREAS, pursuant to that certain First Amendment and Waiver Agreement, effective as of March 31, 2025 (the “First Amendment”), the Company and the Holder amended the Original Note, among other things, to increase the Maximum Amount to $3,000,000 and extend the Maturity Date to December 31, 2025;

WHEREAS, pursuant to that certain Second Amendment and Waiver Agreement, effective as of December 31, 2025 (the “Second Amendment”), the Company and the Holder further amended the Original Note, as previously amended, including to extend the Maturity Date to June 30, 2026;

WHEREAS, the Original Note, as amended by the First Amendment and the Second Amendment, is referred to herein as the “Note”;

WHEREAS, the Company and the Holder desire to further amend the Note to memorialize certain agreements related to (i) the extension of the Maturity Date, (ii) the establishment of certain limitations and procedures governing the repayment of amounts outstanding under the Note following the Initial Listing Date, (iii) provide for automatic monthly extensions of the Maturity Date to the extent amounts remain outstanding under the Note in accordance with such repayment provisions, and (iv) waive any Event of Default arising solely from the failure to pay amounts outstanding under the Note on or prior to the Effective Date;

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.	Amendment and Waiver.

1.1 Amendment of Maturity Date.

The definition of “Maturity Date” contained in the Note, as amended by the First Amendment and Second Amendment, is hereby amended and restated with retroactive effect as of June 30, 2026 in its entirety as follows:

“Maturity Date” means July 31, 2027; provided, however, that if any principal, accrued interest or other amounts remain outstanding under this Note as of July 31, 2027, and Maker is then in compliance in all material respects with the repayment provisions set forth in Section 4.1 of this Note, the Maturity Date shall automatically, without any further action, consent, notice or documentation by Maker or Payee, be extended to August 31, 2027 and thereafter shall automatically be extended for successive periods of one (1) month for so long as (i) any amounts remain outstanding under this Note and (ii) Maker continues to comply in all material respects with the repayment provisions set forth in Section 4.1 of this Note. Notwithstanding the foregoing, the Maturity Date shall be subject to acceleration upon the occurrence and during the continuance of an Event of Default, other than an Event of Default arising solely as a result of amounts remaining outstanding on a date on which the Maturity Date is automatically extended pursuant to this definition.”

1.2 Repayment of Note. Section 4 of the Note is hereby amended by adding the following as a new Section 4.1:

“4.1 Repayment Restrictions. During the Commitment Period, Maker shall not, and shall cause each of its subsidiaries not to, directly or indirectly, repay, redeem, prepay or otherwise satisfy any principal amount of indebtedness owing under this Note, except that Maker may repay the outstanding balance under this Note in an amount not to exceed $500,000 during the first full calendar month following the Initial Listing Date and an additional aggregate amount not to exceed $150,000 during each calendar month thereafter (collectively, the “Note Payments”).

Any portion of the foregoing monthly repayment amount that is not utilized during a particular calendar month shall automatically carry forward and may be used in any subsequent calendar month during the Commitment Period, such that the maximum amount permitted to be repaid at any time shall equal the aggregate of all unused monthly repayment amounts accrued through the applicable repayment date.

Notwithstanding the foregoing, the aggregate amount of Note Payments made during any calendar month shall not exceed $25,000 if the closing trade price of the Common Shares is below the Floor Price (as defined in the Certificate of Designation) on at least ten (10) Trading Days during such calendar month.

Notwithstanding the foregoing, in addition to the foregoing monthly repayment capacity (including any accumulated carryforward amounts), Maker may use up to fifteen percent (15%) of the gross cash proceeds actually received by Maker from any subsequent financing consummated after the Initial Listing Date, including any issuance or sale of equity securities, any issuance of debt securities or other indebtedness, or the cash exercise of outstanding warrants, to repay the outstanding balance due under this Note. The additional repayment capacity permitted under the immediately preceding sentence shall be calculated separately with respect to each such financing, shall accrue upon the receipt of such proceeds, may be exercised at any time thereafter during the Commitment Period, and shall be in addition to, and not in lieu of, the monthly repayment amounts otherwise permitted under this Section 4.1.

For the avoidance of doubt, the limitations contained in this Section 4.1 constitute limitations on the amounts that Maker is permitted to repay under this Note and shall not require Maker to make the maximum repayment permitted during any particular calendar month, except to the extent otherwise expressly required under this Note.”

1.3 Conforming Amendment to Event of Default. Section 5(a) of the Note is hereby amended and restated in its entirety as follows:

“(a) Failure to Make Required Payments. Failure by Maker to pay any principal, Interest Amount or other amount required to be paid pursuant to this Note when due; provided, however, that the existence of any outstanding principal, Interest Amount or other amount on any date on which the Maturity Date is automatically extended pursuant to the definition thereof shall not constitute an Event of Default so long as Maker is in compliance in all material respects with the repayment provisions set forth in Section 4.1.”

1.4 Interest During Extensions. For the avoidance of doubt, all unpaid principal amounts outstanding under the Note shall continue to accrue interest at the Interest Rate in accordance with Section 3 of the Note during any extension of the Maturity Date pursuant to Section 1.1 of this Third Amendment, and all such accrued and unpaid interest shall remain an obligation of Maker under the Note.

1.5 Waiver. Any Event of Default arising solely from the failure of Maker to pay the outstanding principal amount, Interest Amount or other amounts outstanding under the Note on or prior to the Effective Date, including as a result of the passage of the Maturity Date established pursuant to the Second Amendment, is hereby irrevocably waived by the Holder effective as of the applicable date of such Event of Default. For the avoidance of doubt, the foregoing waiver does not constitute a waiver of any Event of Default occurring after the Effective Date, except to the extent expressly provided in this Third Amendment.

2.	Definitions. For purposes of this Third Amendment and the Note, the terms “Certificate of Designation”, “Commitment Period,” “Initial Listing Date,” “Common Shares,” “Floor Price” and “Trading Day” shall have the respective meanings ascribed to such terms in the Securities Purchase Agreement dated June 30, 2026, by and among the Company and Streeterville Capital, LLC and/or the Certificate of Designation, as applicable.

3.	Effect on Note.

3.1 As of the Effective Date, each reference in the Note to “this Note,” “hereunder,” “hereof” or words of like import referring to the Note shall mean and be a reference to the Note as amended by the First Amendment, the Second Amendment and this Third Amendment.

3.2 Except as expressly amended or waived by this Third Amendment, all terms, covenants, conditions and provisions of the Note, the First Amendment and the Second Amendment shall remain unmodified and in full force and effect.

3.3 In the event of any conflict or inconsistency between the terms of this Third Amendment and the terms of the Note, the First Amendment or the Second Amendment, the terms of this Third Amendment shall control.

4.	Fees and Expenses. Each party shall pay the fees and expenses of its advisors, counsel, accountants and other experts, if any, and all other expenses incurred by such party incident to the negotiation, preparation, execution, delivery and performance of this Third Amendment.

5.	Miscellaneous.

5.1 Entire Agreement; Amendment. This Third Amendment, together with the Note, the First Amendment and the Second Amendment, contains the entire agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, with respect to such matters. This Third Amendment shall be binding upon and inure to the benefit of the parties and their respective successors and permitted assigns. This Third Amendment may not be amended, modified or supplemented, and no provision hereof may be waived, except by a written instrument duly executed and delivered by the parties.

5.2 Governing Law. In all respects, including all matters of construction, validity and performance, this Third Amendment shall be governed by, and construed and enforced in accordance with, the laws of the State of Nevada applicable to contracts made and performed in such State, without regard to principles thereof regarding conflicts or choice of law. This follows the governing-law provision in the original Note.

5.3 Counterparts. This Third Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed an original, and all of which taken together shall constitute one and the same agreement. Any signature delivered electronically or in .pdf format shall create a valid and binding obligation of the party executing such signature with the same force and effect as an original signature.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have executed this Third Amendment and Waiver Agreement effective as of the Effective Date.

GAME YOUR GAME, INC.

By:	/s/ Soumya Das
Name:	Soumya Das
Title:	CEO

GRAFITI LLC

By:	/s/ Nadir Ali
Name:	Nadir Ali
Title:	CEO

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